      UNITED STATES

SECURITIES and EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

October 24, 2006

Tengasco, Inc.

(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee (State or other jurisdiction of incorporation or organization)	87-0267438 (I.R.S. Employer Identification No.)

10215 Technology Drive N.W., Suite 301, Knoxville, Tennessee 37932

(Address of Principal Executive Office)

(865) 675-1554

(Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below): [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 24, 2006 the Company signed a twenty-year Landfill Gas Sale and Purchase Agreement (the “Agreement”) with BFI Waste Systems of Tennessee, LLC (“BFI”). The Agreement provides for the Company’s purchase of all of the naturally produced gas stream presently being collected and flared at a municipal solid waste landfill which serves the metropolitan area of Kingsport, Tennessee and is owned and operated by BFI in Church Hill, Tennessee.

The Company plans to purchase and install a proprietary combination of commercially available advanced gas treatment technology (the “Project”) to extract the methane component of the purchased gas stream.  Methane is the principal component of natural gas.  The Company also plans to construct a two mile small diameter pipeline to deliver the extracted methane gas to the Company’s existing pipeline for delivery to Eastman Chemical Company (“Eastman”) in Kingsport, Tennessee under the Company’s existing natural gas sales agreement.

The Company will seek suitable project financing for the production of gas from this non-conventional source.  Total costs for the Project are expected to be in the range of $3.7 million, and commercial operations are expected to begin about eight months from closing of financing.  Assuming financing is obtained in the next sixty days, the Company estimates that commercial operations of the Project may begin as early as late summer or early fall of 2007.

At current gas production rates and expected extraction efficiencies, when commercial operations of the Project begin, the Company would expect to deliver about 418 MMBtu per day of additional gas to Eastman, which would almost double the current volumes of natural gas being delivered to Eastman by the Company from its Swan Creek field. Unlike a producing natural gas well, which declines from the first day of production, the gas supply from the Project is expected to grow as the underlying operating landfill continues to expand and generate additional naturally produced gas, and for several years following the closing of the landfill, which the Company anticipates may occur between the years 2022 and 2026.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: October 30, 2006

Tengasco, Inc. By: s/Jeffrey R. Bailey Jeffrey R. Bailey, Chief Executive Officer